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                                                                      EXHIBIT 99

NEWS RELEASE                                                     (WILLIAMS LOGO)


NYSE: WMB

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DATE:                        May 28, 2003


   WILLIAMS COMPLETES PRIVATE PLACEMENT OF SUBORDINATED CONVERTIBLE DEBENTURES

         TULSA, Okla. - Williams (NYSE:WMB) announced today that it has closed its previously announced $300 million private offering of junior subordinated convertible debentures due 2033.

         Williams intends to use substantially all of the approximately $290 million of net proceeds from the offering to fund its previously announced repurchase of the convertible preferred stock currently held by a subsidiary of MidAmerican Energy Holdings Company.

         The convertible debentures sold to certain institutional investors have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This press release shall not constitute an offer to sell or solicitation of an offer to buy such notes and is issued pursuant to Rule 135c under the Securities Act of 1933.

ABOUT WILLIAMS (NYSE:WMB)

Williams, through its subsidiaries, primarily finds, produces, gathers, processes and transports natural gas.

Williams' gas wells, pipelines and midstream facilities are concentrated in the Northwest, Rocky Mountains, Gulf Coast and Eastern Seaboard.

CONTACT:      Kelly Swan
              Williams (media relations)
              (918) 573-6932

              Travis Campbell
              Williams (investor relations)
              (918) 573-2944

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Portions of this document may constitute "forward-looking statements" as defined by federal law. Although the company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the "safe harbor" protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in the company's annual reports filed with the Securities and Exchange Commission.